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                      UNIVEST CORPORATION OF PENNSYLVANIA
                                AND SUBSIDIARIES

                                   EXHIBIT 21

                                  [Item 15(c)]

                         SUBSIDIARIES OF THE REGISTRANT



                   100% VOTING SECURITIES OWNED BY REGISTRANT

1) Univest National Bank and Trust Co. - chartered in the Commonwealth of Pennsylvania - and its wholly-owned subsidiary as follows:

     a. Delview, Inc. - chartered in the State of Delaware and it wholly-owned subsidiaries:

          i. Univest Investments, Inc. - chartered in the Commonwealth of Pennsylvania

          ii. Univest Insurance, Inc. - chartered in the Commonwealth of Pennsylvania

2)   Univest Delaware, Inc. - chartered in the State of Delaware

3)   Univest Realty Corporation - chartered in the Commonwealth of Pennsylvania

4)   Univest Reinsurance Corporation is chartered in the State of Arizona


                      100% COMMON STOCK OWNED BY REGISTRANT

5)   Univest Capital Trust I - chartered in the State of Delaware



All the subsidiaries do business under the above names.